UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
[ ] Form 3 Holdings Reported
[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)

   Gary S. Kledzik
   336 Bollay Drive
   Santa Barbara, CA  93117

2. Issuer Name and Ticker or Trading Symbol

   Miravant Medical Technologies (MRVT)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year

   12/02

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
       Chief Executive Officer

7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security            2)Trans-  2A. Deememed   3.Trans- 4.Securities Acquired(A)      5)Amount of    6)    7)Nature of
                                 action      Execution    action   or Disposed of (D)            Securities           Indirect
                                 Date        Date, if any Code                 A                 Beneficially   D     Beneficial
                                 (Month/     (Month/Day/                      or                 Owned at       or    Ownership
                                 Day/Year)    Year)                Amount      D  Price          End of Year    I
------------------------------------------------------------------------------------------------------------------------------------


Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion 3)Trans- 3A)Deemed      4)Trans-  5)Number of Derivative    6)Date Exercisable and
Security                       or Exercise  action   Execution      action    Securities Acquired (A)     Expiration Date
                               Price of     Date     Date, if any      Code      or Disposed of (D)
                               Derivative            (Month/Day/
                               Security               Year)           Code      A                D        Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $1.0000     02/22/02 (1)   02/22/02    A         300,000                     12/31/02     02/22/12
to buy)
Non-Qualified Stock Option     $0.9100     02/22/02 (1)   02/22/02    A         200,000                     12/31/02     02/22/12
(right to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------

Incentive Stock Option (right  02/22/02  Common Stock                   300,000       $1.0000     300,000       D   Direct
to buy)                        (1)
Non-Qualified Stock Option     02/22/02  Common Stock                   200,000       $0.9100     200,000       D   Direct
(right to buy)                 (1)

Explanation of Responses:

(1)
Stock options vest quarterly over two years commencing on the date of grant.

SIGNATURE OF REPORTING PERSON
/S/ Gary S. Kledzik
--------------------
    Gary S. Kledzik

DATE 01/23/03